   As filed with the Securities and Exchange Commission on October 6, 2000
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           ________________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ________________________

                       XM Satellite Radio Holdings Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                      4899                  54-1878819
     (State of Incorporation)  (Primary Standard Industrial   (I.R.S. Employer
                               Classification Code Number)   Identification No.)
                               _______________

                           1500 Eckington Place, NE
                             Washington, DC 20002
                                (202) 380-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               _______________

                              Joseph M. Titlebaum
                    Senior Vice President, General Counsel
                                 and Secretary
                       XM Satellite Radio Holdings Inc.
                           1500 Eckington Place, NE
                             Washington, DC 20002
                                (202) 380-4000
           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)
                               _______________

                                  Copies to:
                            Steven M. Kaufman, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C.  20004
                                (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

====================================================================================================================================
                                                  Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Proposed              Proposed
                                                          Amount to be     Maximum Price       Maximum Aggregate       Amount of
 Title of Each Class of Securities to be Registered (1)  Registered (2)  per Security (2)(3)  Offering Price (2)(3) Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Debt Securities                                               (4)               (4)                  (4)
 Preferred Stock, par value $0.01 per share                    (4)               (4)                  (4)
 Depositary Shares, representing Preferred Stock               (4)               (4)                  (4)
 Common Stock, par value $0.01 per share                       (4)               (4)                  (4)
 Warrants (5)                                                  (4)               (4)                  (4)
 Rights                                                        (4)               (4)                  (4)
------------------------------------------------------------------------------------------------------------------------------------
       Total                                             $500,000,000            (4)             $500,000,000(6)     $132,000.00(7)
====================================================================================================================================

(1) The securities covered by this Registration Statement may be sold or otherwise distributed separately, together or as units with other securities covered by this Registration Statement. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as debt securities and debt guarantees issuable upon the exercise of debt warrants so offered or sold, shares of Preferred Stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of Common Stock issuable upon the exchange or conversion of debt securities or shares of Preferred Stock so offered or sold that are exchangeable for or convertible into shares of Common Stock or upon the exercise of Common Stock warrants or rights so offered, sold or distributed. This Registration Statement also covers debt securities, debt guarantees, shares of Preferred Stock, depositary shares, shares of Common Stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the debt securities, debt guarantees, shares of Preferred Stock, depositary shares, shares of Common Stock, warrants and/or rights.

(2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $500,000,000 together with the other securities issued hereunder.

(3) Estimated solely for purposes of calculating the registration fee under Rule 457.

(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(5) The warrants covered by this Registration Statement may be debt warrants, Preferred Stock warrants, depositary share warrants or Common Stock warrants.

(6) The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $500,000,000. No separate consideration will be received for debt guarantees or for shares of Preferred Stock or Common Stock that are issued upon conversion or exchange of debt securities, shares of Preferred Stock or depositary shares registered hereunder or for shares of Preferred Stock distributed upon termination of a deposit arrangement for depositary shares.

(7) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Under Rule 457(n), no separate registration fee is payable with respect to the debt guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS UNLAWFUL.


                             Subject to Completion
                 Preliminary Prospectus dated __________, 2000


PROSPECTUS

$500,000,000


                       XM SATELLITE RADIO HOLDINGS INC.

                                   Common Stock
                                   Debt Guarantees
                                   Debt Securities
                                   Depositary Shares
                                   Preferred Stock
                                   Rights
                                   Warrants

Corporate Headquarters:
1500 Eckington Place, N.E.
Washington, D.C. 20002
(202) 380-4000

 .    We will provide specific terms of the applicable offered securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or market, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities.

 .    Our Class A common stock is traded on the Nasdaq National Market under the symbol "XMSR."


You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.


Investing in these securities involves various risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is _________, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    7
Use of Proceeds...........................................................   17
Description of Debt Securities............................................   18
Description of Common Stock...............................................   26
Description of Preferred Stock............................................   27
Description of Depositary Shares..........................................   29
Description of Warrants...................................................   33
Description of Rights.....................................................   34
Book-Entry Securities.....................................................   35
Plan of Distribution......................................................   37
Legal Matters.............................................................   38
Experts...................................................................   38

ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, XM Satellite Radio Holdings Inc. (which we generally refer to as the "Company" in this prospectus) may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000.

  This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

  This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.


WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials the Company has filed with the SEC at the following locations of the SEC:

     Public Reference Room                 New York Regional Office                Chicago Regional Office
     450 Fifth Street, N.W.                  7 World Trade Center                      Citicorp Center
           Room 1024                              Suite 1300                       500 West Madison Street
     Washington, D.C. 20549                New York, New York 10048                       Suite 1400
                                                                                 Chicago, Illinois 60661-2511

  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The Company's SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

 .    Our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 16, 2000;

 .    Our Current Reports on Form 8-K, filed with the SEC on February 28, 2000 and July 14, 2000;

 .    The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description;

 .    Our Proxy Statement, filed with the SEC on April 26, 2000; and

 .    Our Quarterly Reports on Form 10-Q for the quarterly periods ended March
     31, 2000 and June 30, 2000, filed with the SEC on May 12, 2000 and August 11, 2000, respectively.

  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

  In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning the Company at:

  XM Satellite Radio Holdings Inc.
  1500 Eckington Place, N.E.
  Washington, DC 20002
  Attn: General Counsel
  (202) 380-4000

  The Company has filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning the Company and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.


Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. We have not authorized anyone to provide you with different or inconsistent information. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document. Our business, financial information, results of operations and prospects may have changed since those dates.

If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption "Risk Factors," beginning on page 7, and elsewhere throughout this prospectus.

                                    SUMMARY

  This summary does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors." Unless the context otherwise requires, the terms "we," "our," and "us" refer to XM Satellite Radio Holdings Inc. and its subsidiaries ("Holdings"), including XM Satellite Radio Inc. and subsidiary ("XM").


                                 Our Business

  We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our service, which we will call ''XM Radio,'' from our satellites to vehicle, home and portable radios. XM Radio plans to offer up to 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.95. We believe XM Radio will appeal to consumers because of our clear sound quality from digital signal radios, variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We expect to commence commercial operation of our service in the second quarter of 2001.

  We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States. We will broadcast XM Radio throughout the continental United States from two of the most powerful commercial satellites available and will have a ground spare in reserve. A network of terrestrial repeaters, which are ground-based electronics equipment, will receive and re-transmit the satellite signals to augment our satellite signal coverage. We have contracts to develop, manufacture and distribute XM radios with several leading consumer electronics manufacturers. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations and will be available at national consumer electronics retailers under the Sony, Pioneer, Alpine and SHARP brand names.

  We will offer our consumers a unique listening experience by providing up to 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. We will have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming, including, for example, CNN, USA Today, BET, Radio One, Clear Channel, and Hispanic Broadcasting Corporation. We have a team of programming professionals with a proven record of introducing new radio formats and building local and national listenership.

  In addition to our subscription fee, we expect revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we will give advertisers an effective way to aggregate geographically disparate groups of listeners in their targeted demographic markets.

  As of September 15, 2000, we have raised $1.1 billion in debt and equity proceeds, net of expenses and repayment of debt, from investors and strategic partners, including $227 million from a Series C preferred stock financing in August 2000. Our strategic investor companies include General Motors, DIRECTV, Clear Channel Communications, American Honda, and our parent company, Motient Corporation.

  We are presently a development stage company with no revenue-generating operations. The funds we have raised as of September 15, 2000 are expected to be sufficient in the absence of additional financing to cover our funding needs through commencement of commercial operation of our services in the second quarter of 2001. However, if we need to significantly alter our system before commercial operation or our schedule is materially delayed, we may need additional funding. After we commence commercial service, we will require significant additional funds before we generate positive cash flow.

  We believe that there is a significant market for XM Radio. Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. A market study conducted for us projects that as many as 49 million people may subscribe to satellite radio by 2012.

  Our strategy includes offering diverse programming designed to appeal to a large audience, including urban and rural listeners of virtually all ages, ethnicities, economic groups and specialty interests. We will tailor our programming and marketing to appeal to specific groups that our research has shown are most likely to subscribe to our service. We have several planned distribution channels, including through major car and radio manufacturers.

   Our executive offices are at 1500 Eckington Place, NE, Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

                      Summary Consolidated Financial Data

                                                                                                                        December 15,
                                                                                                                            1992
                                                                                                                          (Date of
                                                                                                Six Months Ended         Inception)
                                                            Years Ended December 31,                June 30,             to June 30,
                                                     -------------------------------------   ------------------------
                                                        1997         1998          1999         1999          2000           2000
                                                     ----------   ----------   -----------   ----------   -----------      ---------
                                                                            (In thousands, except share data)
Consolidated Statements of Operations Data(1):
Revenue...........................................   $       --   $       --   $        --   $       --   $        --      $     --
                                                     ----------   ----------   -----------   ----------   -----------      --------
Operating expenses:
 Research and development.........................           --        6,941         4,274        1,378         4,739        15,954
 Professional fees................................        1,090        5,242         9,969        2,560        10,787        27,088
 General and administrative.......................           20        4,010        16,448        4,503        15,300        35,777
                                                     ----------   ----------   -----------   ----------   -----------      --------
 Total operating expenses.........................        1,110       16,193        30,691        8,441        30,826        78,819
                                                     ----------   ----------   -----------   ----------   -----------      --------
Operating loss....................................       (1,110)     (16,193)      (30,691)      (8,441)      (30,826)      (78,819)
Other income--interest income (expense), net......         (549)          26        (6,205)          76        12,999         6,269
                                                     ----------   ----------   -----------   ----------   -----------      --------
Net loss..........................................   $   (1,659)  $  (16,167)  $   (36,896)  $   (8,365)  $   (17,827)     $(72,550)
                                                     ==========   ==========   ===========   ==========   ===========      ========
Preferred stock dividend requirement..............           --           --            --           --        (3,643)       (3,643)
Net loss attributable to common stockholders......       (1,659)     (16,167)      (36,896)      (8,365)      (21,470)     $(76,193)
                                                     ----------   ----------   -----------   ----------   -----------      --------
Net loss per share--basic and diluted.............   $    (0.26)  $    (2.42)  $     (2.40)  $    (1.25)  $     (0.45)
                                                     ==========   ==========   ===========   ==========   ===========

Weighted average shares used in computing net loss
 per share--basic and diluted.....................    6,368,166    6,689,250    15,334,102    6,689,250    48,033,191

Other Data (2):
Ratio of earnings to combined fixed charges and
preferred dividends (3)...........................           --           --            --           --            --
                                                     ----------   ----------   -----------   ----------   -----------
Deficiency of earnings to cover combined fixed
charges and preferred dividends...................   $    3,560   $   27,991   $    52,240   $   16,583   $    36,970
                                                     ----------   ----------   -----------   ----------   -----------

                                                                    December 31,              June 30,
                                                     -------------------------------------
                                                        1997         1998          1999         2000
                                                     ----------   ----------   -----------   ----------
                                                                             (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments..     $     1     $    310      $120,170   $  267,372
Pledged securities(4)..............................          --           --            --      174,623
System under construction..........................      91,932      169,029       362,358      579,981
Total assets.......................................      91,933      170,485       515,189    1,086,605
Total debt.........................................      82,504      140,332           212      261,339
Total liabilities..................................      82,949      177,668        30,172      324,388
Stockholders' equity (deficit).....................       8,984       (7,183)      485,017      762,217

(1) Business activity for the period from December 15, 1992, which was our date of inception, through December 31, 1996 was insignificant.
(2) For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends and the deficiency of earnings to cover combined fixed charges and preferred dividends, "earnings" includes pre-tax income
     (loss) adjusted for fixed charges and preferred dividends. "Fixed charges" consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.
(3) The ratios of combined fixed charges and preferred dividends to earnings are not present for the years ended 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 because earnings were inadequate to cover combined fixed charges and preferred dividends.
(4) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the Senior Secured Notes and a money market fund associated with a contract.

                                 RISK FACTORS

  You should consider carefully these risk factors together with all of the other information included in this prospectus before making an investment decision.

  Some of the information in this prospectus may contain forward looking statements. Such statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering such forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.


You could lose money on your investment because we have not started operations or generated any revenues.

  We are a development stage company and still need to develop the planned XM Radio service significantly before we can offer it to consumers. We have not yet generated any revenues and will not do so until we can start commercial operation of our service. Unless we generate significant revenues, we will not become profitable, and you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including

  .  whether we create and implement the XM Radio system in a timely fashion;

  . whether consumer electronics manufacturers successfully develop and manufacture XM radios;

  . whether we can attract and retain enough subscribers and advertisers to XM Radio;

  .  whether we compete successfully; and

  . whether the FCC grants us all additional necessary authorizations in a timely manner.


Our expenditures and losses have been significant and are expected to grow.

  As of June 30, 2000, we had incurred significant costs, aggregating approximately $580.0 million, in connection with the development of the XM Radio system. We incurred net aggregate losses approximating $72.6 million from our inception through June 30, 2000. We expect our net losses and negative cash flow to grow as we build the XM Radio system, make payments under our various contracts and begin to incur marketing costs. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.


We need substantial further financing but such financing might not be available and the terms of our FCC license may restrict our ability to raise funding.

  The funds we have raised as of September 15, 2000 are expected to be sufficient in the absence of additional financing to cover our funding needs through commencement of commercial operation of our services in the second quarter of 2001. However, if we need to significantly alter our system before commercial operation or our schedule is materially delayed, we may need additional funding. After we commence commercial service, we will require significant additional funds before we generate positive cash flow. In addition, we have substantial payment obligations under a distribution agreement with General Motors. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

  We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then

  . our satellite construction, launch, or other events necessary to our business could be materially delayed, or their costs could materially increase;

  . we could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites;

  . we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets; and

  .  XM may not be able to meet its obligations under the senior secured notes.

  Motient Corporation is our controlling stockholder and controls us under applicable FCC rules. Motient has certain rights regarding the election of persons to serve on our board of directors and as of September 15, 2000 holds approximately 53.9% of the voting power, or 46.5% giving effect to the conversion of all of our outstanding common stock equivalents. Motient cannot relinquish its controlling position, its right to designate a majority of our directors, or hold less than 40% of the voting stock without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from Motient, we will only be able to issue a limited amount of voting securities or securities convertible into voting securities unless certain of our stockholders holding nonvoting convertible securities agree not to convert them into voting securities or we take other steps to permit voting securities on a basis consistent with FCC rules. Certain holders of our nonvoting securities have agreed not to convert their securities if it would cause Motient not to hold at least 40% of our voting stock, until we obtain approval by the FCC of a change in control. In return, we have agreed not to issue new voting securities, other than the units sold in March 2000 and other than up to 2,000,000 shares of Class A common stock (except upon conversion or exercise of existing securities or under our employee stock plans), if it would make these holders unable to convert any of their nonvoting securities. We have filed an application with the FCC to permit Motient to relinquish control of us. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval that may be unfavorable to us. The inability to raise capital opportunistically, or at all, could adversely affect our business plan.


Our substantial indebtedness could adversely affect our financial health which could reduce the value of our securities.

  As of June 30, 2000, we had total indebtedness of $261.3 million and stockholders' equity of $762.2 million.

  Our substantial indebtedness could have important consequences to you. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on XM's indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.


Our satellites could be damaged or destroyed during launch.

  A significant percentage of satellites never become operational because of launch failure, satellite destruction or damage during launch, and improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. There is a limited track record for the specific launch vehicle that will be used for the launch of our satellites, and even launch vehicles with good track records experience some launch failures. Three of the four satellite launches from the Sea Launch platform, our intended means of launch, have been successful, including the most recent launch. If one or more of our launches fail, we will suffer significant delay that will be very damaging to our business, and we will incur significant additional costs associated with the delay in revenue generating activities.


Premature failure of our satellites would damage our business.

  If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites to less than the expected approximately 15 years, including

  .  defects in construction;
  .  faster than expected degradation of solar panels;
  .  loss of fuel on board;
  . random failure of satellite components that are not protected by back-up units;
  .  electrostatic storms; and
  .  collisions with other objects in space.

In addition, our network of terrestrial repeaters will communicate principally with one satellite. If the satellite communicating with the repeater network fails, we would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.


Damage to our satellites will not be fully covered by insurance.

  We intend to purchase standard launch and in-orbit insurance policies from global space insurance underwriters. Any adverse change in insurance market conditions may substantially increase the premiums we would have to pay for such insurance. If the launch of either satellite is a total or partial failure, our insurance may not fully cover our losses. We do not expect to buy insurance to cover and would not have protection against business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions which would limit our coverage.


Our system depends on development and integration of complex technologies in a novel configuration that might not work.

  Our system will involve new applications of existing technology and the complex integration of different technologies, which may not work as planned. In addition, we may not be able to successfully develop the new technologies required for our planned XM Radio system.

  The use of terrestrial repeaters with a satellite system is untested and may
not provide the expected transmission quality.   Our system will rely on a
network of terrestrial repeaters to retransmit satellite signals in areas where blockages occur from high concentrations of tall buildings and other obstructions. Satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. We cannot be certain that what we plan will work. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

  Our business plan relies on the timely development of XM radios.   Our service
is to be received by specially designed receivers that have not yet been developed. They will require a unique integration of existing technologies, which may take longer than expected.

  Integration of components of our system may encounter technical difficulties. We will have to integrate a number of sophisticated satellite and other wireless technologies never integrated in the past before we can begin offering our service. If the technological integration of the XM Radio system is not completed in a timely and effective manner, our business will be harmed. We cannot ultimately confirm the ability of the system to function until we have actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues.


Performance failures by our satellite and launch contractors would damage our business, and we may not have adequate remedies.

  We will rely on Hughes Space and Communications International, Inc., our satellite manufacturer, to build and deliver our satellites in a timely manner. If Hughes Space and Communications fails to deliver functioning satellites in a timely manner, the introduction of our service would likely be delayed. If Hughes Space and Communications were to deliver a satellite late or otherwise default, the remedies we have will not adequately compensate us for any damage caused to our business. Hughes Space and Communications will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. Also, our satellite contract entitles Hughes Space and Communications to certain excusable delays for which we have no remedy. If Hughes Space and Communications breaches its performance warranty, our only remedy is not to pay Hughes in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate us for the damage such breach would cause to our business.

  We are depending on our satellite launch services provider to build our launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner, we may be unable to meet our business plan timetable. Neither Hughes Space and Communications nor the satellite launch services provider will be liable to us for any delay in delivery of the satellites up to 180 days caused by our scheduled launch services provider. A delay of more than six months beyond the launch period for either satellite may allow us to select an alternative launch system. This remedy, however, likely would not adequately compensate us for the damage such delay would cause to our business. Although we may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.


Failure of third party vendors to supply radios to customers in a timely manner would delay our revenues.

  We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If one or more manufacturers fails to develop XM radios for timely commercial sale, at an affordable price and with mass market nationwide distribution, the launch of our service could be delayed, our revenues could be less than expected and our business may suffer. We will rely on Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion to develop, manufacture and market XM radios for use in the car, and on Sony and SHARP to develop, manufacture and market XM radios for home and portable use. XM radios are not yet available, and our agreements with third party vendors may not result in the timely production of enough affordable XM radios to permit the widespread introduction of our service.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

  In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including

  .  Sirius Satellite Radio, the other satellite radio licensee;

  .  traditional and, when available, digital AM/FM radio;

  .  Internet based audio providers;

  .  direct broadcast satellite television audio service; and

  .  cable systems that carry audio service.

  Sirius Satellite Radio (formerly named CD Radio) has announced that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, which is slightly ahead of our timetable. If Sirius Satellite Radio begins commercial operations significantly before we do, it may gain a competitive advantage over us.

  Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we will be at a competitive disadvantage.


Demand for our service may be insufficient for us to become profitable.

  There is currently no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon

  . whether we obtain, produce and market high quality programming consistent with consumers' tastes;

  . the willingness of consumers to pay subscription fees to obtain satellite radio service;

  .  the cost and availability of XM radios; and

  .  XM Radio's and our competitors' marketing and pricing strategy.

  If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

  Because we expect to derive a significant part of our revenues from advertisers as well as subscription revenues, advertiser acceptance also will be critical to the success of our business. Our ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry. FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis. These factors may reduce our potential revenue from advertising.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

  We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels we cannot predict the outcome of any such renegotiation.


Joint development agreement funding requirements could be significant.

  Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require significant additional capital.


If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.

  Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.


Our business may be impaired by third party intellectual property rights.

  Development of the XM Radio system will depend largely upon the intellectual property that we will develop and license from third parties. If the intellectual property that we may develop or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

  Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

  Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could

  .  subject us to significant liabilities to third parties;

  .  require us to seek licenses from third parties;

  .  block our ability to operate the XM Radio system or license its technology;
     or

  . otherwise adversely affect our ability to successfully develop and market the XM Radio system.


Failure to comply with FCC requirements could damage our business.

  As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as

  . milestone dates, including the requirement that we begin full operation of our system by October 2003;

  . interoperability of our system with the other licensed satellite radio system;

  . coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and

  . coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. Our plans to deploy terrestrial repeaters may be impacted by the FCC's rules, when issued.

  Some of our vendors are subject to United States export regulations and will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Failure to receive such approval or any change in applicable law or policy may delay our satellite launch.


If the challenge to our FCC license is successful, our business could be harmed.

  The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC for reconsideration of the license award. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.


Our service network or other ground facilities could be damaged by natural catastrophes.

  Since our ground-based network will be attached to buildings, towers, and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our planned central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

  Like all radio transmissions, the XM Radio signal will be subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we plan to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.


We need to obtain rights to programming, which could be more costly than anticipated.

  We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.


Rapid technological and industry changes could make our service obsolete.

  The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems when developing the XM Radio system which could harm our business. Because we will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.


The market price of our stock could be hurt by substantial price and volume fluctuations.

  Historically, stock prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease.


Our major stockholders own approximately 70.5% of our stock on a fully diluted basis and effectively control us. Their interests may conflict with our interests and yours.

  As of September 15, 2000, our principal stockholders own approximately 70.5% of our common stock on a fully diluted basis with total voting power of approximately 81.4%. We have entered into material contracts and transactions with our principal stockholders and their affiliates, and we may enter into additional contracts in the future. The composition of our board of directors is governed by a shareholders' agreement among our principal stockholders, which grants them effective management control over us. These stockholders could use their position as principal stockholders and their management control to cause us to take actions that might not be in our interests or yours.

The holders of our Series C preferred stock have certain veto rights.

  Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional securities above specified levels and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms'-length basis, and for any merger or sale of assets of the Company. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price.

We need people with special skills to develop, launch and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

  We depend on the continued efforts of our executive officers and key employees who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

It may be hard for a third party to acquire us, and this could depress our stock price.

  We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Antitakeover provisions in Delaware law and our ability to adopt a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

Future sales of our Class A common stock in the public market could lower its stock price and impair our ability to raise funds in new stock offerings.

  As of September 15, 2000, we had 34,026,909 shares of Class A common stock outstanding, or 71,322,710 shares assuming conversion of all 16,557,262 shares of our Class B common stock, 10,786,504 shares of our Series A convertible preferred stock, 867,289 shares of our Series B convertible redeemable preferred stock and 235,000 shares of our Series C convertible redeemable preferred stock outstanding. Sales of a large number of shares could adversely affect the market price of our Class A common stock, which could impair our ability to raise funds in additional stock offerings.

  Motient, which owns 200,000 shares of our Class A common stock and all 16,557,262 shares of our Class B common stock, is prohibited from selling any of these shares, other than to affiliates, until October 8, 2000 or when we commence commercial operations, whichever comes first. At that time, these shares will be freely tradable, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. Motient has experienced substantial appreciation in the value of its shares relative to the price paid for them. In the event Motient elects to sell its shares, the price of our stock could materially decline, irrespective of our performance.

  On July 28, 2000, we filed an amended registration statement under the Securities Act covering all 5,300,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. The registration statement became effective upon filing. Accordingly, shares registered under the registration statement are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, available for sale after lock-up agreements expire. As of September 15, 2000, options to purchase 2,888,108 shares of our Class A common stock were outstanding.

  The holders of approximately 16 million shares of our Class A common stock, all of our Series A convertible preferred stock, all of our Class B common stock and all of our Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony's success in achieving certain sales targets. Sony will have the right to request registration of these shares in future public offerings.

Our forward-looking statements are speculative and may prove to be wrong.

  Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as

  .  "may;"

  .  "will," "intend," "plan to;"

  .  "expect," "anticipate," "project, "believe," "estimate;"

  .  "continue" or similar words.

  You should read such statements very carefully because they

  .  discuss our future plans or expectations;

  . contain projections of our future financial condition or results of operations; or

  .  state other forward-looking information.

  When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                USE OF PROCEEDS

  Unless otherwise described in a supplement to this prospectus used to offer specific securities, the Company intends to use the net proceeds from the sale of securities under this prospectus along with funds available from prior offerings and from other financing sources for operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses and for working capital and general corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. The description is not complete, and we refer you to the indenture that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under an indenture between us and one or more commercial banks to be selected as trustees (collectively, the "trustee"). The indenture may be supplemented by one or more supplemental indentures. We refer to the indenture, together with any supplemental indenture, as the "indenture" throughout the remainder of this prospectus.

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

   . the title of the debt securities;

   . any limit upon the aggregate principal amount of the debt securities;

   . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

   . the date or dates when payments on the principal must be made or the method of determining that date or dates;

   . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

   . the right, if any, to extend the interest payment periods and the duration of the extensions;

   . the places where payments may be made and the manner of payments;

   . any mandatory or optional redemption provisions;

   . subordination provisions;

   . the denominations in which debt securities will be issued;

   . the terms applicable to any debt securities issued at a discount from their stated principal amount;

   . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

   . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

   . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

   . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

   . the certificates or forms required for the issuance of debt securities in definitive form;

   . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

   . any deletions of, or changes or additions to, the events of default or covenants;

   . the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the indenture as then in effect;

   . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

   . any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.


Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.


Conversion or Exchange Rights

  Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  .  the conversion or exchange price;

  .  the conversion or exchange period;

  . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  .  events requiring adjustment to the conversion or exchange price;

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  .  any anti-dilution provisions, if applicable.


Registered Global Securities

  Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  .  by the depositary for that registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

  The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

  We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of a beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

   . will not be entitled to have the debt securities represented by a registered global security registered in their names;

   . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

   . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.


Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default," when used in the indenture means any of the following:

   . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

   . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

   . failure to make sinking fund payments, if any, when due;

   . failure to perform other covenants for 60 days after notice that performance was required;

   . events in bankruptcy, insolvency or reorganization of our company; or

   . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

   . the holder has previously given to the trustee written notice of default and continuance of that default;

   . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

   . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

   . the trustee has not instituted the action within 60 days of the request;
     and

   . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.


Discharge, Defeasance and Covenant Defeasance

   We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

   . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

   . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

   . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.


Modification of the Indenture

   Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

   . secure any debt securities;

   . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

   . add covenants for the protection of the holders of debt securities;

   . cure any ambiguity or correct any inconsistency in the indenture;

   . establish the forms or terms of debt securities of any series; and

   . evidence and provide for the acceptance of appointment by a successor trustee.

   The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

   . extend the final maturity of any debt security;

   . reduce the principal amount or premium, if any;

   . reduce the rate or extend the time of payment of interest;

   . reduce any amount payable on redemption;

   . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

   . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

   . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

   . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

   The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

     If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

     The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

   . would not conflict with any rule of law or with the indenture;

   . would not be unduly prejudicial to the rights of another holder of the debt securities; and

   . would not involve any trustee in personal liability.

     The indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.


No Individual Liability of Incorporators, Shareholders, Officers or Directors

     The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF COMMON STOCK

  Our authorized capital stock consists of 180,000,000 shares of Class A common stock, $.01 par value per share, 30,000,000 shares of Class B common stock, $.01 par value per share, 30,000,000 shares of Class C common stock, $.01 par value per share, 15,000,000 shares of Series A convertible preferred stock, $.01 par value per share, 3,000,000 shares of 8.25% Series B convertible redeemable preferred stock, $.01 par value per share and 250,000 shares of 8.25% Series C convertible redeemable preferred stock, $.01 par value per share. The following summary description of our capital stock is subject to our Restated Certificate of Incorporation and Restated Bylaws and the Delaware General Corporation Law.


Common Stock

  As of September 15, 2000, there were 34,026,909 shares of Class A common stock outstanding and 16,557,262 shares of Class B common stock outstanding.

Class A Common Stock

  Holders of our Class A common stock are entitled

  . to one vote for each share held on any matter submitted for stockholder approval;

  . to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

  . upon the liquidation, dissolution, winding up or insolvency of the company, to share ratably in the net assets of our company available after we pay our liabilities and any preferential amounts to which holders of the Series A convertible preferred stock may be entitled.

  Holders of our Class A common stock have no preemptive, redemption or sinking fund rights.

Class B Common Stock

  Our Class B common stock has the same rights as our Class A common stock except that our Class B common stock is entitled to three votes for each share. Shares of our Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to antidilution protection if we effect a recapitalization.

Class C Common Stock

  Holders of our Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of our Class C common stock are not entitled to vote on any matter submitted for stockholder approval.


Transfer Agent and Registrar

  The transfer agent and registrar for the Class A common stock is BankBoston, N.A.

                        DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 60,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of September 15, 2000, 11,888,793 shares of Preferred Stock were issued and outstanding, consisting of 10,786,504 shares of Series A convertible preferred stock, 867,289 shares of 8.25% Series B convertible redeemable preferred stock, and 235,000 shares of 8.25% Series C convertible redeemable preferred stock.

     Under the Company's certificate of incorporation, shares of Preferred Stock may be issued from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors may file a certificate of designations with Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any supplement to this prospectus may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

     Subject to limitations prescribed by Delaware law and the Company's certificate of incorporation and bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     The prospectus supplement relating to the series of Preferred Stock offered thereby will describe the specific terms of such securities, including:

  (1)  the title and stated value of such Preferred Stock;

  (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

  (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

  (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

  (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

  (6)  the provisions for a sinking fund, if any, for such Preferred Stock;

  (7)  the provisions for redemption, if applicable, of such Preferred Stock;

  (8)  any listing of such Preferred Stock on any securities exchange;

  (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

  (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

  (11) the rank of such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

  (12) the voting rights, if any, of holders of such Preferred Stock;

  (13) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

  (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.


Transfer Agent

     The registrar and transfer agent for a particular series of Preferred Stock will be set forth in the applicable prospectus supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

General

     The Company may issue receipts for depositary shares, each of which depositary receipts will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable prospectus supplement. Shares of Preferred Stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the Preferred Stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the preferred stock depositary, the Company will cause the preferred stock depositary to issue, on behalf of the Company, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any Preferred Stock converted into other securities.

Withdrawal of Stock

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of Preferred Stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

     Whenever the Company redeems shares of Preferred Stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the preferred stock depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred stock depositary.

Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such Preferred Stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's depositary shares. The preferred stock depositary will vote the amount of Preferred Stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of Preferred Stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

     The depositary shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct the Company to cause conversion of the Preferred Stock represented by the depositary shares evidenced by such depositary receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

     The form of depositary receipt evidencing the depositary shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law.
Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred stock depositary with respect to such depositary receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by depositary shares.

Charges of Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

     The preferred stock depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred stock depositary with respect to the related Preferred Stock.

     Neither the preferred stock depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the preferred stock depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the depositary shares), gross negligence or willful misconduct, and the Company and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the preferred stock depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company may offer by means of this prospectus warrants for the purchase of its debt securities, Preferred Stock, depositary shares or Common Stock. The Company may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein. The warrant agent will act solely as an agent of the Company in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered: (1) the title and issuer of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued;
(4) the currencies in which the price or prices of such warrants may be payable;
(5) the designation, amount and terms of the securities purchasable upon exercise of such warrants; (6) the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security; (7) if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased; (9) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                             DESCRIPTION OF RIGHTS

     The Company may issue rights to its shareholders for the purchase of shares of Common Stock. Each series of rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of the Company in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The Rights Agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

     The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable: (1) the date for determining the shareholders entitled to the rights distribution; (2) the aggregate number of shares of Common Stock purchasable upon exercise of such rights and the exercise price; (3) the aggregate number of rights being issued;
(4) the date, if any, on and after which such rights may be transferable separately; (5) the date on which the right to exercise such rights shall commence and the date on which such right shall expire; (6) any special United States federal income tax consequences; and (7) any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

                             BOOK-ENTRY SECURITIES

     The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

     Unless otherwise indicated in the applicable prospectus supplement, the Company anticipates that the following provisions will apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by the Company if the securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to the depositary's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

     Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of the Company, its officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If a depositary for a series of securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

                             PLAN OF DISTRIBUTION

     The Company may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

     Underwriters may offer and sell securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell securities by means of this prospectus upon the terms and conditions as are set forth in the prospectus supplement relating to such securities. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities offered by means of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in a prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     The Company may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 and for the period from December 15, 1992 (date of inception) through December 31, 1999, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that we have not commenced operations and are dependent upon additional debt or equity financings, which raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

     SEC registration fee...................  $132,000
     Printing and engraving expenses........     1,700
     Legal fees and expenses................    25,000
     NASD filing fees.......................    17,500
     Accounting fees and expenses...........    30,000

          Total.............................  $206,200


Item 15.   Indemnification of Directors and Officers.

     Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

     Article Ninth of our Restated Certificate of Incorporation and Article VI,
Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

     . for any breach of the director's duty of loyalty to our company or our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     .  under Section 174 of the Delaware General Corporation Law; or

     . for any transaction from which the director derived any improper personal benefit.


Item 16.   Exhibits and Financial Statement Schedules.

     (a) Exhibits.

     Incorporated by reference to the Exhibit Index beginning on page II-5 hereto.

     (b) Financial Statement Schedules included separately in the Registration Statement.


Item 17.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on October 6, 2000.

                                   XM SATELLITE RADIO HOLDINGS INC.


                                   By: /s/ Hugh Panero
                                       -----------------------------
                                       Hugh Panero
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugh Panero, Heinz Stubblefield and Joseph
M. Titlebaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                               Title                                        Date
---------                               -----                                        ----
/s/ Hugh Panero                         President, Chief Executive Officer and       October 6, 2000
-------------------------------         Director (Principal Executive Officer)
Hugh Panero

/s/ Heinz Stubblefield                  Senior Vice President, Chief Financial
-------------------------------         Officer (Principal Financial and             October 6, 2000
Heinz Stubblefield                      Accounting Officer)

/s/ Gary M. Parsons
-------------------------------         Chairman of the Board of Directors           October 6, 2000
Gary M. Parsons

/s/ Nathaniel A. Davis
-------------------------------         Director                                     October 6, 2000
Nathaniel A. Davis

/s/ Thomas J. Donohue
-------------------------------         Director                                     October 6, 2000
Thomas J. Donohue

/s/ Randall T. Mays
_______________________________         Director                                     October 6, 2000
Randall T. Mays


_______________________________         Director
Randy S. Segal


_______________________________         Director
Jack Shaw

/s/ Dr. Rajendra Singh
_______________________________         Director                                     October 6, 2000
Dr. Rajendra Singh


_______________________________         Director
Ronald L. Zarrella


_______________________________         Director
Pierce J. Roberts, Jr.


_______________________________         Director
Walter V. Purnell, Jr.

                                 EXHIBIT INDEX


Exhibit
-------
  No.                                     Description
  ---      ---------------------------------------------------------------------

3.1 Restated Certificate of Incorporation of XM Satellite Radio Holdings Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-83619).

3.2 Restated Bylaws of XM Satellite Radio Holdings Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-83619).

4.1 Form of Certificate for our Class A common stock (incorporated by reference to Exhibit 3 to the Registrant's Registration Statement on Form 8-A, filed with the SEC on September 23, 1999).

4.2 Form of Certificate for our 8.25% Series B Convertible Redeemable Preferred Stock (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-93529).

4.3 Certificate of Designation Establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of 8.25% Series B Convertible Redeemable Preferred Stock due 2012 (incorporated by reference to the Registrant's Annual Report on Form 10-K, filed with the SEC on March 16, 2000).

4.4 Warrant to purchase shares of XM Satellite Radio Holdings Inc.'s Class A common stock, dated February 9, 2000, issued to Sony Electronics, Inc. (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2000).

4.5 Warrant Agreement, dated March 15, 2000, between XM Satellite Radio Holdings Inc. as Issuer and United States Trust Company of New York as Warrant Agent (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

4.6 Warrant Registration Rights Agreement, dated March 15, 2000, between XM Satellite Radio Holdings Inc. and Bear, Stearns & Co. Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Salomon Smith Barney Inc. and Lehman Brothers Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

4.7 Form of Warrant (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

4.8 Certificate of Designation Establishing the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of the 8.25% Series C Convertible Redeemable Preferred Stock due 2012 (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

4.9 Form of Certificate for our 8.25% Series C Convertible Redeemable Preferred Stock (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

4.10       Form of Indenture (to be filed by amendment).

4.11 Indenture, dated as of March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York (incorporated by reference to the Registrant's Registration Statement on Form S-4, filed with the SEC on September 1, 2000).

5.1 Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder (to be filed by amendment).

12.1 Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividends.

21.1 Subsidiaries of XM Satellite Radio Holdings Inc. (incorporated by reference to the Registrant's Registration Statement on Form S-1, File No. 333-39176).

23.1       Consent of KPMG LLP.

23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

27.1       Financial Data Schedule.

                                      II-7